EXHIBIT 24.1

POWER OF ATTORNEY

The undersigned does hereby appoint Robert J. Ready and Scott D. Ready and each of them, severally, his true and lawful attorney or attorneys to execute on behalf of the undersigned (whether on behalf of LSI Industries Inc. (the “Company”), or as an officer thereof, or by attesting the seal of the Company, or otherwise) the Form 10−K Annual Report of the Company for the fiscal year ended June 30, 2011 under the Securities Exchange Act of 1934, including amendments thereto and all exhibits and other documents in  connection therewith.

IN WITNESS WHEREOF, this instrument has been duly executed as of the 17th day of August, 2011.

LSI INDUSTRIES INC.

By:	/s/ Ronald S. Stowell
Ronald S. Stowell
Vice President, Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

/s/ Ronald S. Stowell
RONALD S. STOWELL